Exhibit 99.1

Hasbro Announces the Passing of Beloved Leader and Longtime Chairman & CEO Brian D. Goldner

Visionary CEO Transformed Hasbro into a Global Play & Entertainment Leader

October 12, 2021 04:30 PM Eastern Daylight Time

PAWTUCKET, R.I.--(BUSINESS WIRE)-- It is with deep and profound sadness that Hasbro announces the passing of beloved leader and longtime Chairman and CEO Brian D. Goldner.

Rich Stoddart, Interim CEO, said “Since joining the Company more than two decades ago, Brian has been the heart and soul of Hasbro. As a charismatic and passionate leader in both the play and entertainment industries, Brian’s work brought joy and laughter to children and families around the world. His visionary leadership, kindness, and generosity made him beloved by the Hasbro community and everyone he touched. On behalf of the Hasbro family, we extend our deepest, heartfelt condolences to his wife, daughter, and entire family.”

Mr. Goldner, 58, joined Hasbro in 2000 and was quickly recognized as a visionary in the industry. He was appointed CEO in 2008 and became Chairman of the Board in 2015. He was instrumental in transforming the Company into a global play and entertainment leader, architecting a strategic Brand Blueprint to create the world’s best play and storytelling experiences. Through his tireless work ethic and unwavering focus, he expanded the Company beyond toys and games into television, movies, digital gaming and beyond, to ensure Hasbro’s iconic brands reached every consumer. The culmination of his pioneering strategy was the 2019 acquisition of independent entertainment studio eOne. Mr. Goldner served on the Board of Directors of ViacomCBS and was the Chair of the Compensation Committee. Mr. Goldner and his wife Barbara were passionate advocates for improving systems of care for vulnerable members of society.

Edward M. Philip, Lead Independent Director of Hasbro’s Board of Directors, said “Brian’s passing is a tremendous loss for Hasbro and the world. Brian was universally admired and respected in the industry, and throughout his over twenty years at Hasbro, his inspiring leadership and exuberance left an indelible mark on everything and everyone he touched. A mentor and friend to so many, his passion and creativity took Hasbro to new heights. Our love and thoughts are with his wife, daughter, and family during this extraordinarily sad time.”

About Hasbro

Hasbro (NASDAQ: HAS) is a global play and entertainment company committed to Creating the World’s Best Play and Entertainment Experiences. From toys, games and consumer products to television, movies, digital gaming, live action, music, and virtual reality experiences, Hasbro connects to global audiences by bringing to life great innovations, stories and brands across established and inventive platforms. Hasbro’s iconic brands include NERF, MAGIC: THE GATHERING, MY LITTLE PONY, TRANSFORMERS, PLAY-DOH, MONOPOLY, BABY ALIVE, POWER RANGERS, PEPPA PIG and PJ MASKS, as well as premier partner brands. Through its global entertainment studio, eOne, Hasbro is building its brands globally through great storytelling and content on all screens. Hasbro is committed to making the world a better place for all children and all families through corporate social responsibility and philanthropy. Hasbro ranked among the 2020 100 Best Corporate Citizens by 3BL Media, has been named one of the World’s Most Ethical Companies® by Ethisphere Institute for the past nine years, and one of America’s Most JUST Companies by Forbes and JUST Capital for the past four years. We routinely share important business and brand updates on our Investor Relations website, Newsroom and social channels (@Hasbro on Twitter and Instagram, and @HasbroOfficial on Facebook.)

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Contacts

Investors: Debbie Hancock | Hasbro, Inc. | (401) 727-5401 | debbie.hancock@hasbro.com

Media: Carrie Ratner | Hasbro, Inc. | (401) 556-2720 | carrie.ratner@hasbro.com